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Exhibit 23.1

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004

June 22, 2007

        We hereby consent to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus included in the Registration Statement on Form F-1 (File No. 333-143481), without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP

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Seward & Kissel LLP One Battery Park Plaza New York, NY 10004